Exhibit 99
NEWS RELEASE

May 26, 2011

For Release:	Immediately
Contact:	Denise VanBuren (845) 471-8323

CH Energy Group to Divest Shirley Wind Farm

(POUGHKEEPSIE, NY)  CH Energy Group, Inc. (NYSE: CHG) subsidiary Central Hudson Enterprises Corporation has entered into a sale agreement with Duke Energy Renewables, a commercial business unit of Duke Energy Corporation, for the Shirley Wind Farm facility in Glenmore, Wisconsin.

“This divestiture is consistent with the new strategic direction announced late last year to focus on our core energy delivery businesses,” said Steven V. Lant, Chairman of the Board, President and C.E.O.  The wind energy project was acquired by CH Energy Group in 2009, and commercial operation was achieved in 2010. The closing, subject to certain conditions, is expected in July 2011.

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About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly a regulated transmission and distribution utility, headquartered in Poughkeepsie, NY. Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies energy products and services to approximately 57,000 customers in the Mid Atlantic Region, as well as several renewable energy investments.